Exhibit F-1(a)







                                                  October 13, 1995




          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

                    Re:  Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         SEC File No. 70-7862

          Ladies and Gentlemen:

                    We have examined Post-Effective Amendment No. 1 to the Application on Form U-1, dated July 15, 1995, under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission ("Commission") by Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, the "GPU Companies"), subsidiaries of General Public Utilities Corporation ("GPU"), which has been docketed in SEC File No. 70-7862, as about to be amended by Post-Effective Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Application, as amended and as thus to be amended, is hereinafter referred to as the "Application".)

                    The Application contemplates, among other things, that the GPU Companies would amend and/or restate their existing lease agreements with lessor fuel corporations (as so amended, the "Lease Agreements") to provide for the future acquisition and leasing of nuclear fuel, assemblies and component parts ("Nuclear Material") for use at Oyster Creek nuclear generating station ("Oyster Creek") and the Three Mile Island Unit 1 nuclear generating station ("TMI-1"). JCP&L owns 100% of Oyster Creek and the GPU
          Companiesjointly own TMI-1 in the following percentages:  JCP&L -
           25%; Met-Ed - 50%; and  Penelec - 25%.  The initial terms of the
          Oyster  Creek and TMI-1 Lease Agreements will be for three years, subject to annual renewal upon the satisfaction of certain conditions. The total amount of acquisition costs for Nuclear Material which may be outstanding at any one time under the Lease Agreements may not exceed $100 million in the case of the Oyster Creek Lease Agreement and $110 million in the case of the TMI-1 Lease Agreements. The fuel lessors would establish new credit facilities with Union Bank of Switzerland, New York Branch, to provide financing for the acquisition of Nuclear Material for Oyster Creek and TMI-1.





          Securities and Exchange Commission
          October 13, 1995
          Page 2



                    We have been counsel to GPU, a Pennsylvania corpora-tion, for many years. In such capacity, and as counsel to GPU's subsidiaries, we have participated in various proceedings relating to GPU and we are familiar with the terms of the outstanding securities of the General Public Utilities holding company system.

                    We have examined, among other things, the Lease Agreements, the Articles of Incorporation and By-laws of each of the GPU Companies each as amended to date. We have also examined the Securities Certificates ("Securities Certificates") of Met-Ed and Penelec filed with the Pennsylvania Public Utility Commission ("PaPUC"). In addition, we have examined such other instruments, agreements and documents and made such other investigation as we have deemed necessary as a basis for this opinion.

                    With respect to all matters of New Jersey law, we have relied upon the opinion of Richard S. Cohen, Esq., filed as Exhibit F-2(a) to the Application. With respect to certain matters of Pennsylvania law, insofar as it applies to the transactions contemplated by Met-Ed, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer which is being filed as Exhibit F-3(a) to the Application. As to all other matters of Pennsylvania law, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll which is being filed as Exhibit F-4(a) to the Application.

                    Based upon the foregoing, and assuming that the PaPUC issues orders registering the Securities Certificates filed by Met-Ed and Penelec and that the transactions proposed in the Application are carried out in accordance therewith, we are of the opinion that when the Commission shall have entered an order forthwith granting the Application,

                         (a) all State laws applicable to the pro-posed transactions will have been complied with;

                         (b) the Lease Agreements will be valid and binding obligations of the GPU Companies which are parties thereto in accordance with their respec-tive terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting creditors' rights generally and the Atomic Energy Act of 1954, as amended, and the regulations thereunder and general principles of equity;

                         (c) the GPU Companies will legally acquire any Nuclear Material which they may acquire under and pursuant to their respective Lease Agreements; and






          Securities and Exchange Commission
          October 13, 1995
          Page 3




                         (d) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by any of the GPU Companies or any "associate company" thereof, as defined in the Act.

                    We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                             Very truly yours,



                                             BERLACK, ISRAELS & LIBERMAN LLP